EXHIBIT 1.A.(5)(h)


HYPOTHETICAL ILLUSTRATION:

     The following illustration uses a hypothetical example to show the way a Policy works. The illustration is illustrative only and is not a representation of past or future investment rates of return. Actual investment rates of return will be different from those shown depending on a number of factors, including: premium and cash value allocations or transfers among the investment divisions and the Fixed Account made by an owner; and different rates of return of the various Fund portfolios (which could include variations due to differences in annual rates of return, even if the rates of return averaged 0% and 12% over a period of years). Neither we nor the Fund make any representation that the hypothetical rates of return shown in this illustration can be achieved in any one year or sustained over any period of time.

     Upon request, we will furnish an illustration reflecting the proposed covered person's age, sex, the specified face amount or premium amount requested, frequency of planned periodic premium payments and any available rider requested.


                                 SELECT*LIFE III
                               POLICY ILLUSTRATION
                                Variable Account

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING VARIABLE INVESTMENT OPTIONS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

   Male 40 Nonsmoker

Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00

                         ------------------------------CURRENT POLICY COSTS----------------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.12% YRS 11+)   (10.28% NET YRS 1-10, 10.88% YRS 11+)
                         ------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
  1    41       1,800         1,320            0       150,000        1,501            0       150,000
  2    42       1,800         2,602          142       150,000        3,137          677       150,000
  3    43       1,800         3,844          529       150,000        4,923        1,608       150,000
  4    44       1,800         5,044        1,444       150,000        6,870        3,270       150,000
  5    45       1,800         6,200        2,600       150,000        8,994        5,394       150,000
              -------
                9,000

  6    46       1,800         7,312        4,072       150,000       11,310        8,070       150,000
  7    47       1,800         8,380        5,500       150,000       13,840       10,960       150,000
  8    48       1,800         9,400        6,880       150,000       16,603       14,083       150,000
  9    49       1,800        10,372        8,212       150,000       19,622       17,462       150,000
 10    50       1,800        11,291        9,491       150,000       22,922       21,122       150,000
              -------
               18,000

 15    55       1,800        15,564       15,564       150,000       46,255       46,255       150,000

 20    60       1,800        17,817       17,817       150,000       84,617       84,617       150,000

 25    65       1,800        17,122       17,122       150,000      149,818      149,818       182,779

 30    70       1,800        10,549       10,549       150,000      257,476      257,476       298,672

 35    75       1,800             0            0             0      434,456      434,456       464,868

 40    80       1,800             0            0             0      728,529      728,529       764,956

 45    85       1,800             0            0             0    1,204,138    1,204,138     1,264,345

                         ------------------------------CURRENT POLICY COSTS----------------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.12% YRS 11+)   (10.28% NET YRS 1-10, 10.88% YRS 11+)
                         ------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
 50    90       1,800             0            0             0    1,960,579    1,960,579     2,058,608

 55    95       1,800             0            0             0    3,210,108    3,210,108     3,242,210


* Year 34, Month 8
  Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                Variable Account

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING VARIABLE INVESTMENT OPTIONS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS GUARANTEED IN THE POLICY WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

Craig Krogstad
   Male 40 nonsmoker

Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00

                         --------------------------MAXIMUM GUARANTEED POLICY COSTS----------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.42% YRS 11+)   (10.28% NET YRS 1-10, 10.58% YRS 11+)
                         -------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
  1    41       1,800         1,187            0       150,000        1,359            0       150,000
  2    42       1,800         2,330            0       150,000        2,831          371       150,000
  3    43       1,800         3,429          114       150,000        4,429        1,114       150,000
  4    44       1,800         4,482          882       150,000        6,162        2,562       150,000
  5    45       1,800         5,487        1,887       150,000        8,043        4,443       150,000
              -------
                9,000

  6    46       1,800         6,441        3,201       150,000       10,084        6,844       150,000
  7    47       1,800         7,343        4,463       150,000       12,300        9,420       150,000
  8    48       1,800         8,190        5,670       150,000       14,708       12,188       150,000
  9    49       1,800         8,981        6,821       150,000       17,324       15,164       150,000
 10    50       1,800         9,711        7,911       150,000       20,171       18,371       150,000
              -------
               18,000

 15    55       1,800        12,397       12,397       150,000       39,184       39,184       150,000

 20    60       1,800        12,401       12,401       150,000       69,117       69,117       150,000

 25    65       1,800         7,945        7,945       150,000      118,584      118,584       150,000

 30    70       1,800             0            0             0      201,323      201,323       233,536

 35    75       1,800             0            0             0      334,688      334,688       358,117

 40    80       1,800             0            0             0      552,492      552,492       580,117

 45    85       1,800             0            0             0      895,125      895,125       939,882

                         --------------------------MAXIMUM GUARANTEED POLICY COSTS----------------------
                              0.00% GROSS HYPOTHETICAL RETURN       12.00% GROSS HYPOTHETICAL RETURN
                           (-1.72% NET YRS 1-10, -1.42% YRS 11+)   (10.28% NET YRS 1-10, 10.58% YRS 11+)
                         -------------------------------------------------------------------------------
End    End                    Accum        Cash                       Accum        Cash
 of   of Yr    Premium       ulation     Surrender      Death        ulation     Surrender      Death
 Yr    Age     Outlay         Value        Value       Benefit        Value        Value       Benefit
 --    ---     ------         -----        -----       -------        -----        -----       -------
 50    90       1,800             0            0             0    1,418,521    1,418,521     1,489,448

 55    95       1,800             0            0             0    2,263,027    2,263,027     2,285,658


* Year 29, Month 9
  Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total of out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, and the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus. The arithmetic average of the annual expenses of all variable investment options is 0.82%.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.72% and 10.28% respectively for amounts invested in the variable investment options. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.30% thereafter. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 0.90% in years one through ten, and 0.60% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations. Variable investment options can be changed or transferred between the investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit tranfers to four per policy year and charge $25.00 for every transfer.

SALES CHARGE REFUND. Cash surrender value does not include the sales charge refund. Based on current charges, the sales charge refund would be $259.18 at the end of policy year 1 and $1,098 at the end of policy year 2. Based on guaranteed charges, the sales charge refund would be $116.83 at the end of policy year 1 and $1,098 at the end of policy year 2. A sales charge refund may also apply for 24 months following any increase in face amount.

F1XED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar Life Insurance Company has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 5 policy years if issued at ages 0-59, or 4 policy years if issued at ages 60 to 80, provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of the variable investment option performance. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $123.83 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Select*Life III is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #84-795 (may vary by state).

INITIAL PREMIUM LIMITS SUMMARY.
  Minimum First Year Annual Premium:     $1,485.96
  Guideline Level Premium:               $2,455.79
  Guideline Single Premium:             $27,606.19
  MEC 7-pay Premium:                     $6,660.60

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

THIS PAGE SUMMARIZES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE, SIGN, DATE, AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.

PREPARED FOR:

Craig Krogstad
   Male 40 Nonsmoker

Initial Total Face Amount: $150,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,800.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

-----------------------------------------------------------------------------------------------------------------------------------
                               GUARANTEED COSTS                                         CURRENT COSTS
                         0.00% GROSS ANNUAL RETURN             0.00% GROSS ANNUAL RETURN            12.00% GROSS ANNUAL RETURN
                   (-1.72% NET YRS 1-10, -1.42% YRS 11+) (-1.72% NET YRS 1-10, -1.12% YRS 11+) (10.28% NET YRS 1-10, 10.88% YRS 11+)
------------------------------------------------------------------------------------------------------------------------------------
Year 10, Age 50
 Cash Surrender Value:               7,911                                 9,491                                21,122
 Death Benefit:                    150,000                               150,000                               150,000

Year 20, Age 60
 Cash Surrender Value:              12,401                                17,817                                84,617
 Death Benefit:                    150,000                               150,000                               150,000

Projected year when
 Death Benefit Ends:                    68                                    73                                    95
---------------------------------------------------------------------------------------------------------------------------------

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.



I UNDERSTAND THAT:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the po1icy and the underlying portfolio. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, (up to 17 over the life of the policy) each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%. (The Fixed Account is not available in New Jersey).

SELECTED PORTFOLIO. The variable investment options have varying portfolio operating expenses. This illustration assumes the arithmetic average of the annual expense of all variable investment options is 0.82%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------        ----------------
APPLICANT OR POLICY OWNER                           DATE



----------------      ----------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER




--------------------------------------------        ----------------
                                                    DATE

                          VARIABLE INVESTMENT OPTIONS

The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, and the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus.

                                                                         Actual
                                                                       Portfolio
                                                                       Operating
Variable Investment Options                                             Expense
---------------------------                                             -------

AIM V.I. Dent Demographic Trends Fund (ADT)                              1.40%
Alger American Growth Portfolio (AGR)                                    0.79%
Alger American Leveraged AllCap Portfolio (ALA)                          0.93%
Alger American MidCap Growth Portfolio (AMG)                             0.85%
Alger American Small Capitalization Portfolio (ASC)                      0.90%
Fidelity VIP Equity-Income Portfolio -- Initial Class (FEI)              0.56%
Fidelity VIP Growth Portfolio -- Initial Class (FGP)                     0.65%
Fidelity VIP High Income Portfolio -- Initial Class (FHI)                0.69%
Fidelity VIP Money Market Portfolio -- Initial Class (FMM)               0.27%
Fidelity VIP II Contrafund(R) Portfolio -- Initial Class (FCF)           0.65%
Fidelity VIP II Investment Grade Bond Portfolio -- Initial Class (FIG)   0.54%
Fidelity VIP II Index 500 Portfolio -- Initial Class (FIN)               0.28%
Janus Aspen Series Aggressive Growth Portfolio (JAG)                     0.67%
Janus Aspen Series Growth Portfolio (JGP)                                0.67%
Janus Aspen Series International Growth Portfolio (JIG)                  0.76%
Janus Aspen Series Worldwide Growth Portfolio (JWG)                      0.70%
Neuberger Berman AMT Limited Maturity Bond Portfolio (NLM)               0.76%
Neuberger Berman AMT Partners Portfolio (NNP)                            0.87%
Neuberger Berman AMT Socially Responsive Portfolio (NSR)                 1.53%
OCC Equity Portfolio (OEP)                                               0.91%
OCC Global Equity Portfolio (OGE)                                        1.10%
OCC Managed Portfolio (OMP)                                              0.83%
OCC Small Cap Portfolio (OSC)                                            0.89%
Pilgrim VP SmallCap Opportunities Portfolio (NIG)                        0.90%
Pilgrim VP Growth Opportunities Portfolio (PGO)                          0.90%
Pilgrim VP Growth + Value Portfolio (NGF)                                0.80%
Pilgrim VP High Yield Bond Portfolio (NHY)                               0.80%
Pilgrim VP International Value Portfolio (NIV)                           1.00%
Pilgrim VP MagnaCap Portfolio (PMP)                                      0.90%
Pilgrim VP MidCap Opportunities Portfolio (PMO)                          0.90%
Pilgrim VP Research Enhanced Index Portfolio (NMS)                       0.90%
Putnam VT Growth and Income Fund -- Class IA Shares (PGI)                0.50%
Putnam VT New Opportunities Fund -- Class IA Shares (PNO)                0.59%
Putnam VT Voyager Fund -- Class IA Shares (PVY)                          0.57%

Arithmetic average of the annual expenses of all variable
investment options                                                       0.82%

In this illustration, investments have been allocated to each of the variable investment options in an equal proportion. This expense allocation cannot be achieved because the policy owner may allocate up to 17 variable investment options over the life of the policy. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.72% and 10.28% respectively for amounts invested in the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.